Exhibit 1.1

ARTICLES OF INCORPORATION (English Translation)

CHAPTER I. GENERAL PROVISIONS

Article 1.      Name of the Corporation

     The name of the corporation in Korean shall be Chusik Hoesa Webzen, and in English, Webzen Inc. (hereinafter referred to as “the Company”).

Article 2.     Purposes

     The purpose of the Company is to engage in the following business activities:

1.	to develop online games:

2.	to engage in the internet business;

3.	to develop and distribute software;

4.	to provide software consulting;

5.	to engage in the business of wholesale, retail, trade and brokerage of software;

6.	to engage in the business of real property lease;

7.	to provide value-added communication services;

8.	to engage in character business;

9.	to engage in publishing business;

10.	to engage in import/export business; and

11.	to engage in any and all businesses activities incidental to the foregoing activities.

Article 3.      Location of the Head Office

     The head office of the Company shall be located in Seoul, Korea.

Article 4.     Notices

     Public notices by the Company shall be given by publication in The Korea Economic Daily, a daily newspaper published in Seoul, Korea.

CHAPTER II. SHARES

Article 5.     Total Number of Authorized Shares

     The total number of shares the Company is authorized to issue is forty million (40,000,000) shares.

Article 6.     Par Value per Share

     The par value of each share of the Company shall be five hundred (500) Korean Won per share.

Article 7.     Number of Shares to be Issued at the Time of Incorporation

     The total number of shares to be issued at the time of incorporation shall be one hundred and four thousand (104,000) shares (par value five hundred (500) Korean Won per share).

Article 8.     Issuance and Type of Share Certificate

(1)	The shares certificate issued by the Company shall be in registered form.

(2)	The share certificate shall be issued by the Company in 8 denominations; one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000) and ten thousand (10,000).

Article 9.     Type of Shares

     The types of shares issued by the Company shall be common shares and preferred shares, both in registered form.

Article 10.     Number and Contents of Preferred Shares

(1)	The preferred shares to be issued by the Company shall have no voting right, and the total number shall be 50/100 or less of registered common shares issued by the Company.

(2)	The Board of Directors shall determine the method of dividend payment on the preferred shares by a Board resolution.

(3)	If a resolution is adopted not to pay dividends on preferred shares, the preferred shares shall be deemed to have voting rights from the time of the

General Meeting of Shareholders following the General Meeting at which such resolution is adopted to the time of the end of the General Meeting of Shareholders at which a resolution to pay dividends on such preferred shares is adopted.

(4)	If the Company increases its capital with consideration or without consideration, the holders of preferred shares shall receive the new shares in the same class of shares.

(5)	The rate of dividend payable on each preferred share shall be not less than 3% per annum of the face value of the preferred share.

Article 10-1.    Issuance of Convertible Shares

(1)	The Company may issue common shares convertible into preferred shares at the request of shareholders and by a resolution of the Board of Directors.

(2)	The conversion rate for the convertible shares shall be one preferred share for one common share.

(3)	The right of conversion may be exercised from the day after the date of issuance. With respect to dividends payable to holders of preferred shares issued upon conversion, such new preferred shares shall be deemed to have been issued at the end of the fiscal year immediately preceding the year of the issuance.

Article 11.   Pre-emptive Rights

(1)	The existing shareholders of the Company shall have pre-emptive rights to subscribe, in proportion to their respective shareholdings, for such new issued shares to be issued by the Company.

(2)	Notwithstanding paragraph 1, the new shares may be allocated to persons other than the existing shareholders of the Company by a resolution of the Board of Directors in the following cases:

	1.	public offering or underwriting of new shares for registration of share certificates on the KOSDAQ Stock Market, Inc.;

	2.	issuance of new shares in the form of capital increase through a public offering by a resolution of the Board of Directors in accordance with the provisions of Article 189-3 of the Securities and Exchange Act;

	3.	allocation of new shares to the members of the Company’s Employees Stock Ownership Association;

4.	allocation and issuance of new shares for the purpose of obtaining foreign investment under the Foreign Investment Promotion Act or allocation or issuance of new shares to a domestic company that operates a venture finance and/or venture capital business in order to meet the Company’s business requirements;

5.	issuance of new shares to the domestic/overseas finance companies to meet the Company’s urgent funding requirement;

6.	issuance of new shares to strategic alliance companies for the inducement of technology;

7.	issuance of new shares due to the exercise of stock options in accordance with Article 189-4 of the Securities and Exchange Act; and

8.	issuance of new shares due to the issuance of depositary receipts (“DRs”) in accordance with the provision of Article 192 of the Securities and Exchange Act.

Article 12.     Capital Increase by Public Offering, etc.

(1)	The Company may issue new shares, to the extent not exceeding 50/100 of the total number of issued and outstanding shares, by way of a capital increase through a public offering decided by a resolution of the Board of Directors in accordance with the provision of Article 189-3 of the Securities and Exchange Act.

(2)	The Company may issue DRs, to the extent not exceeding the total number of issued and outstanding shares, by a resolution of the Board of Directors in accordance with the provision of Article 192 of the Securities and Exchange Act.

(3)	The Company may issue new shares, to the extent not exceeding 50/100 of the total number of issued and outstanding shares, by a resolution of the Board of Directors, (i) to foreign investors to obtain necessary foreign investment under the Foreign Investment Promotion Act; (ii) to domestic/overseas finance companies to induce urgent funding; or (iii) to strategic alliance companies to induce technology or marketing cooperation.

(4)	In the case the Company issues new shares pursuant to Article 12(1) through 12(3) above, the type, number and issue price of shares to be issued shall be decided by a resolution of the Board of Directors, provided that the issue price of the new shares shall be not less than the price calculated by the provision of Article 84-5 of the Enforcement Decree of the Securities and Exchange Act.

Article 13.     Stock Option

(1)	The Company may grant stock options for its officers and employees to the extent not exceeding 15/100 of the total number of issued and outstanding shares by the special resolution of the General Meeting of Shareholders in accordance with the provision of Article 189-4(3) of the Securities and Exchange Act, provided that the Board of Directors may resolve to grant stock options not exceeding 3/100 of the total number of issued and outstanding shares.

(2)	Officers and employees who made a contribution or had an ability to contribute, to the establishment, management or technological innovation of the Company, shall be qualified for stock options except for the followings:

	1.	The largest shareholder and the Specially Related Person (as defined under the Article 10-3(2) of the Enforcement Decree of the Securities and Exchange Act) with the largest shareholder, provided that this paragraph does not apply to any person who becomes a Specially Related Person by reason of taking the officers as directors and officers of the Company;

	2.	Major Shareholder (as defined under Article 188 of the Securities and Exchange Act) and the Specially Related Person with the Major Shareholders, provided that this paragraph does not apply to any person who becomes a Specially Related Person by reason of taking the officers as directors and officers of the Company; and

	3.	A person who becomes a Major Shareholder by exercise of the stock option.

(3)	Shares to be issued upon the exercise of stock option (in case of delivering cash or treasury shares for the difference between the exercise price of the stock option and current price, the shares to be delivered shall be the shares used as a basic of the calculation for such difference) shall be common shares, preferred shares or a convertible shares.

(4)	The number of officers and employees to whom the stock option is granted cannot exceed 70/100 of the total number of incumbent officers and employees and the stock option to be granted to each officer or employee cannot exceed 10/100 of the total number of issued and outstanding shares.

(5)	The exercise price per share to be delivered upon exercising the stock option shall exceed the following prices, and the same shall also apply in the case of an adjustment to the exercise price after the grant of such stock option:

	1.	If the new shares are issued and delivered, the higher of:

(a) The market price of shares evaluated in accordance with Article 84-9(2)(1) of the Enforcement Decree of the Securities and Exchange Act as of the stock option grant date; or

(b) Par value of the relevant share.

	2.	In cases other than that of the foregoing paragraph 1, the market price of shares as appraised in subsection (a) above.

(6)	Stock options shall be exercisable after two years of employment from the stock option grant date and before seven years from the date of his or her employment with the Company.

(7)	Stock options may be cancelled by a resolution of the Board of Directors in each of the following cases:

	1.	Retirement from office at his or her own discretion within three years from the stock option grant date;

	2.	Dismissal from his or her office or submission to a disciplinary measure after an officer or employee caused damage to the Company, whether intentionally or by gross negligence; or

	3.	Other reasons for cancellation as prescribed in the stock option grant agreement.

Article 14.      Dividend Calculation Date of New Shares

     In the event the Company issues new shares as a result of a capital increase with or without consideration or share dividends, the new shares shall be considered as issued at the end of the fiscal year immediately preceding the fiscal year when the shares have been issued.

Article 15.     Cancellation of Shares

(1)	The Company may cancel shares up to 20/100 of the total number of issued and outstanding shares with profits by a resolution of the Board of Directors.

(2)	The cancellation of shares pursuant to subsection (1) above shall be made by way of the Company acquiring its own shares.

Article 16.     Transfer Agent

(1)	The Company shall retain a transfer agent to make entries in the Registry of Shareholders.

(2)	The transfer agent, the location where its services are to be rendered and the scope of its duties shall be determined by the Board of Directors of the Company and shall be publicly announced.

(3)	The transfer agent shall keep the Registry of Shareholders or a duplicate thereof at the location of its service. The transfer agent shall make entries in the Registry of Shareholders, register the creation and cancellation of pledges, record shares in trust, issue share certificates, receive reports, and perform other duties relating to the Company’s shares.

(4)	The responsibilities of the transfer agent described in subsection (3) above shall be performed in accordance with the Regulations on Securities Transfer Agency Services.

Article 17.     Report of Addresses, Name and Seal or signature of Shareholders

(1)	The shareholders and registered pledgees shall report to the transfer agent their names, addresses, and seal impressions or signatures.

(2)	The shareholders and registered pledgees who reside in foreign countries shall report to the transfer agent their provisional addresses and agents in Korea to which notices may be sent.

(3)	The same shall apply in case of any changes in matters referred to in paragraphs (1) or (2) above.

Article 18.     Closing of the Registry of Shareholders and Record Date

(1)	The Company shall suspend entries of alterations in the Registry of Shareholders from January 1 through January 31 of each year.

(2)	The Company may deem any shareholders registered in the Registry of Shareholders on the last day of each fiscal year to exercise their rights as shareholders at the General Meeting of Shareholders related to such fiscal year.

(3)	The Company may, by a resolution of the Board of Directors, and with advance public notice of at least two weeks, if necessary for calling an extraordinary General Meeting of Shareholders or for other reasons, close the Registry of Shareholders for a period not exceeding three months, or cause the shareholders whose names appear in the Registry of Shareholders on a record date set by a resolution of the Board of Directors to exercise their rights as shareholders, provided, that if the Board of Directors deems it necessary, the Company may close the Registry of Shareholders and set the record date at the same time.

CHAPTER III. CORPORATE BONDS

Article 19.     Issuance of Convertible Bonds

(1)	The Company may issue convertible bonds to persons other than shareholders, provided that the sum of the face value of the issued convertible bonds shall not exceed two billion eight hundred million (2,800,000,000) won, in the following cases:

	1.	allocation and issuance of convertible bonds for the purpose of obtaining foreign investment under the Foreign Investment Promotion Act or allocation and issuance of convertible bonds to a domestic company that operates a venture finance and/or venture capital business to meet the Company’s business requirements;

	2.	issuance of convertible bonds to domestic or overseas finance companies to meet the Company’s urgent funding requirement; or

	3.	issuance of convertible bonds to strategic alliance companies for the inducement of technology.

(2)	The convertible bonds referred to in paragraph (1) above may be issued on the condition that conversion rights will be attached to only a portion of the convertible bonds by a resolution of the Board of Directors.

(3)	The shares to be issued upon conversion shall be common shares, preferred shares or convertible shares. The conversion price, which shall be equal to or more than the face value of the shares, shall be determined by the Board of Directors at the time of issuance of convertible bonds.

(4)	The conversion period shall commence three months after the date of issuance of the convertible bonds and end on the date immediately preceding the date of redemption, provided that the Board of Directors may resolve to adjust the conversion period within the above period.

(5)	The allocation and payment of dividends payable to the shares issued upon conversion of the convertible bonds shall be made in accordance with Article 14 hereof and the payment of interest on convertible bonds shall be in accordance with the generally accepted accounting principles.

Article 20.     Issuance of Bonds with Warrants

(1)	The Company may issue bonds with warrants to persons other than shareholders, provided that the total sum of the face value of the issued bonds with warrants shall not exceed two billion eight hundred million (2,800,000,000) won in the cases specified in Article 19(1) of the Articles of Incorporation.

(2)	The total amount of new shares which may be subscribed for by the holders of the bonds with warrants shall be determined by the Board of Directors, provided that total amount of such new shares shall not exceed the face value of the bonds with warrants.

(3)	The shares to be issued upon exercise of warrants shall be common shares, preferred shares or convertible shares. The issue price, which shall be equal to or more than the face value of the shares, shall be determined by the Board of Directors at the time of issuance of bonds with warrants.

(4)	The warrant exercise period shall commence three months after the date of issuance of the bonds with warrants and end on the date immediately preceding the redemption date. The Board of Directors may resolve to adjust the warrant exercise period within the above period.

(5)	The allocation of dividends payable to the shares to be issued upon the exercise of warrant and the payment of interest on the bonds with warrants shall be made in accordance with Article 19-5.

Article 21.     Applying Regulations for Bond Issuance

     The Article 16 and Article 17 hereof shall apply to the issuances of bonds.

     CHAPTER IV. GENERAL MEETING OF SHAREHOLDERS

Article 22.     Convening of General Meetings of Shareholders

(1)	The General Meeting of Shareholders shall be of two types: Ordinary and Extraordinary.

(2)	An Ordinary General Meeting of Shareholders shall be held within three months after the end of each fiscal year and an Extraordinary General Meeting of Shareholders may be convened at any time necessary.

Article 23.     Authority to Convene

(1)	Except as otherwise prescribed by other laws and ordinance, all General Meetings of Shareholders shall be convened by the Representative Director in accordance with a resolution of the Board of Directors.

(2)	In the absence of the Representative Director, the other Director appointed by the Board of Directors shall convene the General Meeting of Shareholders in accordance with a resolution of the Board of Directors.

Article 24.     Notice of General Meetings

(1)	In convening a General Meeting of Shareholders a written notice shall be given to each shareholder at least two weeks prior to the day set for such meeting. The notice shall state the agenda of the meeting and the time and place of the meeting.

(2)	The written notice of a General Meeting of Shareholders to be given to shareholders who do not hold more than 1/100 of the total number of issued and outstanding shares entitled to vote may be replaced by public notice; provided, however, that at least two public notices each in The Korea Economic Daily and The Maeil Business Newspaper published in Seoul, Korea, shall be given two weeks prior to the date set for such meeting. Each public notice shall state the agenda of the meeting and the time and place of the meeting.

(3)	In the event of convening a meeting by written notice as set forth in foregoing subsection (1) for the election of a Director, such notice shall contain the name, career history and other information of the Director candidate in accordance with the Enforcement Decree of the Securities and Exchange Act.

(4)	In the event of convening a meeting by notices as set forth in foregoing subsection (1) or (2), such notice shall include the information regarding the management and operation of the Company as set forth in Article 191- 10(2) of the Securities and Exchange Act. However, such requirement may be satisfied, if such information is available for inspection at the head or branch office of the Company, the office of transfer agent, the office of Financial Supervisory Commission (“FSC”), and/or the office of the Korea Securities Dealers Association.

Article 25.     Place of the Meeting

     The General Meeting of Shareholders shall be held at the head office of the Company; provided, however, such meetings may also be held at any other adjacent place as deemed necessary.

Article 26.     Chairman of the Meeting

(1)	The Representative Director shall be the Chairman of the General Meeting of Shareholders.

(2)	In the absence of the Representative Director, the other Director appointed by the Board of Directors shall be the Chairman.

Article 27.      Chairman’s Authority to Maintain Order

(1)	The Chairman of the General Meeting of Shareholders may order any person who purposely speaks or takes actions to disturb a General Meeting to be prohibited from speaking, to retract his or her words or to be dismissed from the meeting. A person who is so ordered by the Chairman shall comply with the Chairman’s order.

(2)	The Chairman of the General Meeting of Shareholders may restrict the time and number of shareholders speeches when he deems such action to be necessary for the proceedings to be conducted in a smooth manner.

Article 28.      Method of Resolution at the General Meeting of Shareholders

(1)	Except as otherwise required by the provisions of this Article of

Incorporation or applicable laws, all actions and resolutions of the General Meeting of Shareholders shall be adopted by an affirmative vote of a majority of the voting rights of shareholders present or represented at the meeting, provided that such affirmative vote represents at least 1/4 of the total issued and outstanding shares

(2)	The following items shall be adopted by an affirmative vote of not less than 2/3 of the voting rights of the shareholders present at the General Meeting and of at least 1/3 of the total issued and outstanding shares:

	1.	Any amendment to a provision of the Articles of Incorporation of the Company;

	2.	The removal of the Directors and Statutory Auditor;

	3.	Reduction of the paid-in capital;

4.	A merger or dissolution of the Company;

5.	Transfer of all or substantially all of the assets and business of the Company;

6.	Taking over of all of the assets and business of another company; or

7.	Other matters as required by applicable laws.

Article 29.     Voting by Proxy

(1)	A shareholder may exercise his or her voting right by proxy.

(2)	The proxy holder referred to foregoing subsection (1) shall file with the Company a document evidencing his or her authority (power of attorney) prior to the General Meeting of Shareholders at which he or she will act as proxy.

Article 30.     Minutes of General Meeting of Shareholders

(1)	The minutes shall be recorded at the proceeding of the General Meeting of Shareholders.

(2)	The substance of the course of the proceedings of a General Meeting of Shareholders and the results thereof shall be recorded in the minutes. The minutes shall bear the names and signatures or seal impressions of the Chairman and Directors present at the meeting, and shall be kept at the Company’s principal office and branches.

CHAPTER V. DIRECTORS, BOARD OF DIRECTORS,
STATUTORY AUDITORS

Article 31.     Number of Directors

(1)	The Company shall have not less than three Directors.

Article 32.     Election of Directors

(1)	The Directors shall be elected at the General Meeting of Shareholders.

(2)	The Directors shall be elected by a majority vote of shares present or represented at the meeting, subject to the affirmative vote of at least 1/4 of total issued and outstanding shares of the Company.

(3)	The Company shall not adopt the cumulative voting systems for election of two or more of Directors as provided in Article 382-2 of the Korean Commercial Code.

Article 33.     Term of Office

     The term of office of a Director shall be three years; provided, however, that if the term of office expires before the Ordinary General Meeting of Shareholders convened with respect to the fiscal year of his or her term of office, the term shall be extended until the end of the General Meeting of Shareholders.

Article 34.     Vacancy of Directors

     In the event of a vacancy in the office of Directors, a successor shall be elected by the shareholders at a General Meeting of Shareholders. However, if the number of remaining Directors is not less than the number prescribed hereof and the Company has no difficulty in performing its business, the vacancy will not be required to be filled.

Article 35.     Election of Representative Director, etc.

     The Company shall elect one Representative Director and several Vice Presidents, Executive Directors and Managing Directors by a resolution of the Board of the Directors.

Article 36.     Constituents of the Board of Directors

(1)	The Board of Directors of the Company shall consist of all Directors and shall resolve important matters concerning the business of the Company.

(2)	In convening meetings of the Board of Directors, notice of meetings shall be given to each Director at least fourteen days prior to the date set for such meeting; provided, however, that the above notice may be omitted with the consent of all Directors and Statutory Auditors.

Article 37.     Board of Directors

     The Directors of the Company shall constitute the Board of Directors the Company and shall elect the Representative Director and resolve important matters concerning the business of the Company.

Article 38.     Method of Resolution of the Board of Directors

(1)	The quorum for the Board of Directors shall be the presence of at least more than 1/2 of the Directors, and all resolutions of the Board of

Directors shall require the affirmative votes of a majority of the Directors present at the meeting of the Board of Directors.

(2)	The Representative Director shall convene and preside over meetings of the Board of Directors in accordance with Article 23(2).

(3)	Directors who have special interest in the matters to be resolved at the meeting of the Board of Directors shall not vote at such meetings of the Board of Directors.

Article 39.      Minutes of the Meeting of Board of Directors

     The proceedings and the results of the Board Meeting shall be recorded in the minutes. The minutes shall bear the names and seal impressions or signatures of the Directors present at the meeting and shall be kept at the Company’s head office.

Article 40.     Representative Director

     The Representative Director shall represent the Company. If there are several Representative Directors, such Directors shall each or jointly represent the Company in accordance with the resolution of the Board of Directors.

Article 41.     Duty of the Directors

(1)	The Representative Director shall represent the Company and shall be responsible for overseeing the business of the Company.

(2)	Vice Presidents, Executive Directors and Managing Directors shall assist the Representative Director and perform their respective duties as may be delegated to them by the Board of Directors. In the absence of the Representative Director, they shall substitute the Representative Director in the order listed above.

Article 42.     Director’s Duty to Report

     If any Director finds any facts which may cause substantial losses to the Company, such Director shall promptly report such findings to the Statutory Auditor.

Article 43.     Duty of the Representative Director

     The Representative Director (President) shall represent the Company and shall be responsible for overseeing the business of the Company

Article 44.     Audit Committee

(1)	The Company shall constitute an Audit Committee in lieu of Statutory Auditor.

(2)	The constituents, authorities, and the operations of the Audit Committee shall be determined by a resolution of the Board of Directors.

(3)	The Audit Committee supervises the Company’s accounting and related matters.

(4)	In order to carry out its responsibilities, the Audit Committee shall have the right to request business report from the Company’s subsidiaries. If the subsidiary receiving such request does not promptly produce a report or if it is necessary to further confirm the contents of such report, the Audit Committee shall have the right to inspect the subsidiary’s business and financial condition.

Article 45.      Audit Report of the Audit Committee

     The methods and the results of the audit shall be recorded in the Audit Report. The Audit Report shall bear the name and seal impression or signature of the Audit Committee members who conducted the audit.

Article 46.     Remuneration of Directors

(1)	The amount of the remuneration of the Directors shall be determined by a resolution of the General Meeting of Shareholders.

(2)	Severance payments for Directors shall be paid in accordance with the regulations of the Company concerning severance payment for officers as adopted by the affirmative vote of not less than 2/3 of the voting rights of the shareholders present at the General Meeting for the quorum of which, the presence of at least 1/2 of the total issued and outstanding shares shall be required.

Article 47.     Advisers

     The Company may appoint one or more advisers by a resolution of the Board of Directors.

CHAPTER VI. ACCOUNTING

Article 48.     Fiscal Year

     The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

Article 49.     Financial Statements and Business Reports

(1)	The Representative Director shall prepare and submit to the Statutory Auditor the following documents together with the annexed statements of the following documents and the business report to be audited by the Statutory Auditor six weeks before the Ordinary General Meeting of Shareholders and also submit such documents to the Ordinary General Meeting of Shareholders:

	1.	balance sheet;

	2.	statement of profits and losses; and

	3.	statement of appropriation of retained earnings or statement of disposition of deficit.

(2)	The Auditor shall examine the documents described in the foregoing subsection (1) and submit an Audit Report to the Representative Director within four weeks after receipt of such documents.

(3)	The Representative Director shall keep the documents described in the foregoing subsection (1) on file together with the business report and the Audit Report at the principal office of the Company for five years, and a copies of all such documents shall be kept at the branch office for three years, beginning from one week before the date of the Ordinary General Meeting of Shareholders.

(4)	Immediately after obtaining the approval of the General Meeting of Shareholders for documents mentioned in the foregoing subsection (1), the Representative Director shall make a public notice of the balance sheet and the opinion of an external auditor.

Article 50.     Disposal of Profits

     The Company shall dispose of unappropriated retained earnings as of the end of each fiscal year as follows:

1	earned surplus reserves;

2	other statutory reserves;

3	dividends;

4	temporary reserves; and

5	other appropriations of earned surplus.

Article 51.     Dividends

(1)	The Company may distribute dividends in cash or shares.

(2)	In case of distribution of dividends in shares, if the Company has issued different classes of shares, the dividend distribution may be made in shares of different classes by a resolution of the General Meeting of Shareholders.

(3)	Dividends shall be paid to shareholders and registered pledgees whose names appear in the Registry of Shareholders as of the last day of each fiscal year.

Article 52.      Statute of Limitation for the Right to Dividend Payment

(1)	The right to dividend payment shall expire by prescription unless it is exercised within five years.

(2)	Dividends to which a claim has expired pursuant to subsection (1) shall revert to the Company.

Addendum

1.	These Articles are enacted on April 28, 2000.

2.	These Articles are amended on May 25, 2001.

3.	These Articles are amended on July 10, 2002.

4.	These Articles are amended on February 28, 2003.

5.	These Articles are amended on March 26, 2004.